Exhibit 99.1

Shanghai Skylight Law Firm

上海天知澜律师事务所

November 25, 2025

To:

3 E Network Technology Group Limited

No.118 Connaught Road West, 3003-2

Hong Kong, China

PRC Legal Opinion

Dear Madams/Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC,” which for the purpose of this legal opinion (this “Opinion”), does not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the PRC Laws (as defined below).

We, as the PRC legal counsel to 3 E Network Technology Group Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), have been requested to provide this legal opinion in connection with the proposed offering (the “Offering”). Pursuant to the registration statement to be submitted by the Company to the U.S. Securities and Exchange Commission in November 2025, including the final prospectus and all related amendments thereto, up to an aggregate of 44,694,292 Class A ordinary shares of the Company, par value US$0.0001 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”), issuable upon conversion in full of convertible note (the “Convertible Notes”) issued pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) entered into by the Company and L1 Capital Global Opportunities Master Fund (the “Selling Shareholder”) on October 17, 2025.

A. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

i.	“Commission” means the United States Securities and Exchange Commission.

ii.	“Governmental Agencies” means any national, provincial or local governmental, regulatory or administrative authority, court, arbitration commissions or any other judicial body of the PRC.

iii.	“Material Adverse Effect” means the material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Associate taken as a whole.

iv.	“PRC Associate” means ” Guangzhou 3e Network Technology Company Limited (“Guangzhou Sanyi”)” as listed in Schedule I.

v.	“PRC Laws” means all applicable national, provincial and local laws, regulations and rules of the PRC currently in effect and publicly available on the date of this Opinion.

vi.	“Prospectus” means the prospectus contained in the Registration Statement and any and all prospectus supplement(s) to the foregoing prospectus.

vii.	“Registration Statement” means the Registration Statement on Form F-1, filed with the Commission under the Securities Act of 1933, including the final prospectus as filed in November 2025, and any and all amendments to the foregoing Registration Statement.

Shanghai Skylight Law Firm

上海天知澜律师事务所

B. Documents and Assumptions

In rendering this Opinion, we have reviewed the Registration Statement including the Prospectus, and examined originals or copies of the due diligence documents provided to us by the Company and the PRC Associate and such other documents, corporate records and certificates issued by the Governmental Agencies (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (“Assumptions”)

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, other than the PRC Associate, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Associate, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

iii.	The Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Associate in connection with this Opinion are true, correct and complete in all aspects.

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out above, we are of the opinion that:

(1)	PRC Associate has been duly organized and is validly existing as a limited liability company with legal person status under the PRC Laws and its business license and articles of association filed with competent Governmental Agency are in full force and effect. To the best of our knowledge after due inquiry, Guangzhou 3e Network Technology Company Limited (“Guangzhou Sanyi”) has a registered capital of RMB 5,000,000, of which RMB 4,977,697 has been paid in accordance with its articles of association.

(2)	Except as disclosed in the Registration Statement, the Prospectus or any other public reports filed by the Company with the Commission (collectively, the “SEC Filings”), Guangzhou Sanyi has full corporate power and authority and has all necessary approvals, authorizations, consents and orders of and from relevant Governmental Agencies, which are required under the PRC Laws, to own, lease, license and use its properties and assets and conduct its business in the manner presently conducted and as described in the SEC Filings, except where a lack of any such approval, authorization, consent and order would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(3)	To the best of our knowledge after due inquiry, the PRC Associate is not in violation of, or in default under, any such approval, authorization, consent, or order, nor has it received any notice of proceedings relating to the revocation or modification thereof, except where such violation, default, revocation, or modification would not, individually or in the aggregate, have a Material Adverse Effect. To the best of our knowledge after due inquiry, the business as presently conducted by the PRC Associate is in compliance with all applicable PRC laws in all material aspects, except where any non-compliance would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(4)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry, PRC Associate has not taken any action or has any step been taken or legal or administrative proceedings been commenced or, threatened for the winding up, dissolution or liquidation of such PRC Associate, or for the suspension, withdrawal, revocation or cancellation of their business licenses.

Shanghai Skylight Law Firm

上海天知澜律师事务所

(5)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company, including confirmation with the Company regarding information reflected in the Documents and available from public records of China Judgement Online (https://wenshu.court.gov.cn) and China Execution Information Online（http://zxgk.court.gov.cn). In the labor dispute case between Wang Hui and Guangzhou Sanyi and Guangzhou 3E Network Technology Company Limited, the Guangzhou Labor and Personnel Dispute Arbitration Commission accepted the case under Case No. Sui Lao Ren Zhong An [2025] No. 1071. The claimant, Wang Hui, requested payment of wages in the amount of RMB 324,789.47 and attorney’s fees in the amount of RMB 18,000, totaling RMB 342,789.47. On December 31, 2024, the Guangzhou Labor and Personnel Dispute Arbitration Commission rendered an arbitral award rejecting all claims of Wang Hui.Wang Hui subsequently filed a lawsuit with the Haizhu District People’s Court of Guangzhou. On April 24, 2025, the Haizhu District People’s Court rendered a civil judgment (Case No. (2025) Yue 0105 Min Chu No. 2689), dismissing all claims brought by the plaintiff, Wang Hui. According to the judgment, Wang Hui is entitled to appeal to the Guangzhou Intermediate People’s Court within fifteen (15) days from the date of service of the judgment.As of the date of this opinion, the Company has not received any subpoena or other legal documents issued by the Guangzhou Intermediate People’s Court in connection with this case. Except for the above cases, the PRC Associate is not in breach or violation of or in default, as the case may be, under (a) its articles of association and business license, or (b) any PRC Laws applicable to the PRC Associate, in all material aspects, except where such breach, violation or default does not, individually or in the aggregate, have a Material Adverse Effect.

(6)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company — including confirmation with the Company regarding the information reflected in the Documents and available from public records of China Judgement Online and China Execution Information Online — there are no legal, governmental, administrative, or arbitral proceedings before any court or authority in the PRC that are pending against the PRC Associate, or that involve its properties or business, or to which any of its properties located within the PRC is subject, that, if determined adversely, would have a Material Adverse Effect.

(7)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus, nothing has come to our attention that has caused us to believe that, the Registration Statement (other than any financial statements and related notes therein, as to which we express no opinion) at the time it became effective, contained any untrue statement of the information relating to PRC laws or omitted to state matters of PRC Law materially, in light of the circumstances under which they were made, not misleading.

This Opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Associate in connection with this Opinion are true, correct and complete in all aspects.

iii.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.	Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company and the PRC Associate as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC Associate and Governmental Agencies.

vi.	This Opinion is intended to be used in the context which is specifically referred to herein, each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

vii.	As used in this Opinion, the expression “to the best of our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

Shanghai Skylight Law Firm

上海天知澜律师事务所

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the Commission or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shanghai Skylight Law Firm

Shanghai Skylight Law Firm

Shanghai Skylight Law Firm

上海天知澜律师事务所

Schedule I - List of PRC Associate

No.	Full Name	Shareholder(s)	Shareholding Percentage
1.	Guangzhou 3e Network Technology Company Limited (广州三易互联网科技有限公司)[1]	3e Network Technology Company Limited(三易互聯網科技有限公司)	40%
		HongKong Techfaith Limited	60%

[1]	On March 21, 2025, 3e Network Technology Company Limited entered into an Equity Transfer Agreement with HongKong Techfaith Limited, pursuant to which 3e Network Technology Company Limited agreed to transfer 60% of the equity interest in Guangzhou 3e Network Technology Company Limited to HongKong Techfaith Limited.